Exhibit 10.3

CRS comments 20 August 2022 including RSM and CO

Subject to valuation works and discussions with the appraisers

MERGER AGREEMENT

BETWEEN

BIOLOG-ID S.A.

as Absorbing Company

AND

GENESIS GROWTH TECH ACQUISITION CORP.

as Absorbed Company

DATED

[__] 2022

i

8.	Cayman islands plan of merger provisions		15
	8.1	Registered Office	15
	8.2	Absorbed Company Authorized Share Capital	15
	8.3	Absorbing Company Authorized Share Capital	15
	8.4	Effective Time	16
	8.5	Merger Consideration	16
	8.6	Rights and Restrictions Attaching to Absorbing Company Shares	16
	8.7	Post-Merger Articles of Association	16
	8.8	No Director Benefits	16
	8.9	Directors	16
	8.10	Secured Creditors	16
	8.11	Termination	16
	8.12	Approval and Authorisation	17
	8.13	Governing law	17

ii

MERGER AGREEMENT

BETWEEN:

(1)	Biolog-ID, a French société anonyme registered with the French Registry of commerce and companies under number 481 216 430 R.C.S. Nanterre;

(hereafter referred to as the “Absorbing Company” and the “Surviving Company”);

AND:

(2)	Genesis Growth Tech Acquisition Corp., a Cayman Islands exempted company, with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

(hereafter referred to as the “Absorbed Company” and the “Constituent Company”);

(the Absorbing Company and the Absorbed Company shall be hereafter collectively referred to as the “Parties” and individually, as a “Party”).

RECITALS

(A)	The Absorbing Company is a French company specialized in the use of radio frequency identification technology to transform lifesaving and sensitive therapeutic products into connected devices. The Absorbed Company is a SPAC (Special Purpose Acquisition Company) incorporated in the Cayman Islands and listed on the Nasdaq Global Market.

(B)	On [●], the Parties entered into a combination agreement (the “Business Combination Agreement”), to effect a strategic combination of their businesses (the “Combination”). It is intended that the Combination will be completed at the Effective Time by means of a cross-border legal merger, whereby the Absorbing Company would absorb the Absorbed Company, with the Absorbing Company as the surviving entity (the “Merger”) under the terms and conditions described below. All capitalized terms not defined in this Agreement shall have the meaning given to them in the Business Combination Agreement.

(C)	The Merger will be carried out pursuant to the requirements under both articles L. 236-1 and seq. of the French commercial code and Part XVI of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”).

(D)	The Parties have agreed to enter into this merger agreement (the “Agreement”) to set out the terms and conditions of the contemplated Merger.

NOW, THEREFORE, in consideration of the mutual promises and consideration set forth below and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows.

1.	interpretative matters

The division into Sections, Exhibits and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Exhibit” are, unless indicated otherwise, to the corresponding Section or Exhibit of or to this Agreement.

Terms such as “herein”, “hereafter”, “hereinafter”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole and not merely to any particular provision of this Agreement.

The terms “include”, “includes” or “including”, “in particular”, “for example” or any similar expression shall not be limiting or exclusive and shall be deemed to be followed by the words “without limitation”, if they are not followed by those words or words of like import.

Except when used with the word “either”, the word “or” shall have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).

The meanings of the defined terms are applicable to both the singular and plural forms thereof and references to one gender include all genders.

Each Party has participated in the drafting of this Agreement, which is the result of extensive negotiations, and this Agreement shall therefore be interpreted without reference to any laws to the effect that any ambiguity in a document be construed against the drafter.

References to any French or Cayman legal term shall, in respect of any jurisdiction other than France, be construed as references to the term or concepts which most nearly corresponds to it in that jurisdiction.

References: (i) to a statute or statutory provision shall include all subordinate legislation and regulations made or issued under that statute or statutory provision; (ii) to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time; (iii) to any person include the successors and permitted assigns of that person; (iv) from or through any date, unless otherwise specified, from and including or through and including, respectively; (v) to “days,” unless otherwise indicated, are to consecutive calendar days.

The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

References to “€”, “EUR”, “Euro”, “$”, “USD” or “US Dollars” are to the lawful currency for the time being of the Eurozone countries and the USA.

This Agreement has been drawn up in English and translated into French for filing purposes. The content of this Agreement has been discussed and agreed by the Parties in the English language and in case of discrepancies between the English version and the French version, the English version of this Agreement will prevail.

2.	presentation of the parties

2.1	Presentation of the Absorbing Company

The Absorbing Company is a société anonyme. The Absorbing Company has been incorporated on 8 March 2005 as a société par actions simplifiée and transformed into a société anonyme pursuant to the shareholders decisions dated 16 December 2021. The Absorbing Company has a 99-year term, unless extended or wound up early.

The share capital of the Absorbing Company amounts EUR 9,035,224 and is divided into 9,035,224 shares with a nominal value of EUR 1 each, fully paid-up and divided into:

-	821,728 class A preferred shares (the “Class A Preferred Shares”);

-	6,305,696 class B preferred shares (the “Class B Preferred Shares”); and

-	1,907,800 ordinary shares (the “Ordinary Shares”).

Immediately prior to the completion of the Closing (thus, prior to the completion of the Merger), each Class A Preferred Share and each Class B Preferred Share will be converted into one Ordinary Shares (the “Company Preferred Shares Conversion”).

Some of the Shareholders of the Absorbing Company are currently holding warrants (bons de souscription d’actions) (the “Absorbing Company Warrants”). As part of completion of the Merger, all warrants holders will waive their rights under the currently outstanding Absorbing Company Warrants which will then be directly cancelled as part of a meeting of the holders of Absorbing Company Warrants (the “Absorbing Company Warrants Cancellation”). [Note to draft: accounting and tax treatment of cancellation of the warrants to be discussed with the merger appraiser; as the case may be, reconciliation of the warrants waiver and the fact that the FMV of the warrants is taken into consideration for the determination of the exchange ratio to be discussed with the merger appraiser.]

[On [●], the Absorbing Company has issued [●] bonds which are convertible into Ordinary Shares (the “Convertible Bonds”). Immediately prior to the completion of the Closing (thus, prior to the completion of the Merger), each Convertible Bond will be converted into [●] Ordinary Share[s] (the “Company Convertible Bond Conversion”).]

Immediately prior to the completion of the Closing (thus, prior to the completion of the Merger), after giving effect to the Company Preferred Shares Conversion, the Absorbing Company Warrants Cancellation [and the Company Convertible Bond Conversion], the Absorbing Company shall effect a share split, whereby each Ordinary Share shall be split into such number of Ordinary Shares as would cause the consideration value per ADS (as defined below) to be issued in the context of the Merger (the “Per ADS Merger Consideration Value”) to amount to an equivalent of $10.00 (the “Share Split”).

The corporate purpose of the Absorbing Company is in France and abroad:

–	the design and/or development and/or creation and/or production of equipment and equipment assemblies partially or totally using electrical energy and any related product of any nature;

–	the marketing of instruments, devices or systems and/or their operating procedures and processes partially or totally using electrical energy and any related product, operating licence and related services of any nature;

–	the exploitation of manufacturing licences concerning products partially or totally using electrical energy and any related product of any nature;

–	all services and advice with regard to strategy, management, organisation, human resources, technology, IT, electronics and telecommunications, communication, real estate, management, financial and administrative management, legal control and oversight, marketing and procurement, the possession and/or management of intellectual and industrial property rights; and more generally all services related to the management and conduct of business, vis-à-vis its direct or indirect shareholdings or subsidiaries;

–	all operations performed on its own behalf, including the purchasing, sale and management of French and foreign securities of any nature and all companies, the purchasing, subscription, management, sale and exchange of these securities and of all rights in the company, the acquisition of interests and direct or indirect shareholdings in all companies and/or commercial, industrial, financial or real estate companies created or yet to be created by any means (through the creation of new companies or contributions, subscriptions, acquisitions or exchanging of securities, bonds, warrant, rights or assets in the company, mergers, joint ventures, economic interest groups, or otherwise, and via current accounts or shareholders loans, on a short term and long-term basis);

–	and in general, all financial, commercial or industrial operations or those concerning movable or real estate assets directly or indirectly related to the above-mentioned corporate purpose or any similar or related purpose or purpose likely to facilitate its application and development or make it more profitable.

The by-laws (statuts) of the Absorbing Company updated as of today are attached as Exhibit 2.1(a) hereto. The by-laws (statuts) of the Absorbing Company following completion of the Share Split and the Merger contemplated hereby are attached as Exhibit 2.1(b) hereto.

The Absorbing Company does not offer securities to the public and its shares are not admitted to trading on any financial market (whether regulated or not).

The Absorbing Company has one legal representative, the Directeur Général. The current Directeur Général is Mr. Troy Hilsenroth. The current statutory auditor of the Company is KPMG S.A.

The Comité Social et Economique of the Absorbing Company has been informed and consulted on [-] 2022 on the contemplated Merger. The Absorbing Company made available to its employees the report of the Absorbing Company’s Board of Directors relating to the Merger.

The fiscal year of the Absorbing Company starts on January 1 and ends on December 31 each year.

2.2	Presentation of the Absorbed Company

The Absorbed Company is an exempted company incorporated in the Cayman Islands with limited liability. The Absorbed Company was incorporated on 17 March 2021 and has an indefinite duration.

The share capital of the Absorbed Company is USD [-] and is divided into [-] shares with a nominal value of USD [-], fully paid-up.

The corporate purpose of the Absorbed Company is unrestricted and the Absorbed Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

The Absorbed Company is currently listed on the Nasdaq Global Market.

The Absorbed Company currently has six directors and, pursuant to the minutes of the board of directors of the Absorbed Company dated [-] 2022, any one of whom can individually bind the company. The auditor of the Absorbed Company is Citrin Cooperman & Company, LLP. The Absorbed Company does not have any employees.

The fiscal year of the Absorbed Company starts on January 1 and ends on December 31 each year.

3.	PRESENTATION OF THE contemplated merger

3.1	Contemplated Merger

Subject to the final completion of the Merger and the terms and conditions of this Agreement, all the assets and liabilities of the Absorbed Company shall vest immediately by operation of law in the Absorbing Company in accordance with the terms and conditions of this Agreement and applicable law. After completion of the Merger, the Absorbing Company would remain as surviving entity and separate legal existence of the Absorbed Company would cease by operation of law. Subsequent to the completion of the Merger, it is expected that the Absorbing Company will be listed on the Nasdaq Global Market.

3.2	Reasons for the Merger

The Absorbed Company is a SPAC (Special Purpose Acquisition Company) that raised funds on 13 December 2021 in the U.S. market for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business entities. For several weeks, the Absorbing Company’s Board of Directors on the one hand, and the representatives of the Absorbed Company on the other hand, have been working together to structure a proposed Merger.

The terms and conditions of the Merger and details of the transactions necessary to implement the Merger are described in the Business Combination Agreement which is attached as Exhibit 3.2.

3.3	Financial Statements used for the Merger

The terms and conditions of the Merger have been set out on the basis of:

(i)	the financial statements of the Absorbing Company as of December 31, 2021 (end date of the last financial year) prepared in accordance with [international financial reporting standards as adopted by the European Union (IFRS)], as well as an interim accounting situation as of [●] (i.e. of less than three months as of [●]), which are attached as Exhibit 3.3(i) hereto (hereinafter together referred to as the “Absorbing Company’s Financial Statements”); [Note: date of the financial statements to be confirmed depending on the timing envisaged for the signature of the merger agreement] and

(ii)	the financial statements of the Absorbed Company as of [-] end date of the last financial year) prepared in accordance with [●] ([●]) as well as an interim accounting situation as of [●] (i.e. of less than [three] months as of [●]), attached as Exhibit 3.3(ii) hereto (hereinafter referred to as the “Absorbed Company’s Financial Statements”). [Note: date of the financial statements to be confirmed depending on the timing envisaged for the signature of the merger agreement]

3.4	Booking Methodology

[Note to draft: to be completed after discussions with the merger appraiser(s).]

3.5	Special Rights, Benefits and Advantages

In connection with the Merger:

(i)	no special rights currently exist against the Absorbing Company, nor will be granted by the Absorbing Company to any shareholder or holder of any other securities of either the Absorbed Company or the Absorbing Company (it being further specified that there are currently no shareholder or holder of any other securities of either the Absorbed Company or the Absorbing Company holding any such special rights);

(ii)	no benefits or advantages will be granted to the experts evaluating the terms and conditions of the Merger (no such expert having been appointed) or to the members of the administrative, management, supervisory or controlling corporate bodies of the Parties.

3.6	Employment

The Merger is not expected to have any consequences on employment as the activities of the Absorbing Company will be continued in the normal course of business.

The Absorbed Company has no employee.

3.7	Documents to be made available

In accordance with the applicable rules, the following documents will be made available at the registered office of both Parties from the date hereof until the Closing Date:

(i)	this Agreement;

(ii)	the report of the Absorbing Company’s Board of Directors on the terms and conditions of the Merger; and

(iii)	the Absorbing Company’s Financial Statements;

(iv)	the Absorbed Company’s Financial Statements;

(v)	the report of the Merger appraiser (Commissaire à la fusion) on the terms of the Merger and any amendment thereto; and

(vi)	the report of the Merger appraiser (Commissaire à la fusion) on the value of contributions in kind and the specific benefits of the Merger and any amendment thereto.

4.	Merger

4.1	General

All of the assets, rights and obligations and liabilities as existing on the Closing Date of the Absorbed Company shall vest by operation of law in the Absorbing Company, under the usual de facto and de jure guarantees in this respect, and under the conditions provided in Section 5. It is specified that the list of assets and liabilities set forth in Section 4.2 is only indicative. As the Merger constitutes a universal absorption of assets and liabilities, all the assets and liabilities (including, as the case may be, the off-balance sheet commitments and liens attached thereto) of the Absorbed Company will be vested in the Absorbing Company in the state in which they will be on the Closing Date. The recognition in the accounting books of the Absorbing Company of the vested assets will be carried out by taking over, in an identical manner, the gross values, depreciation and provisions for impairment relating to these assets as stated in the Absorbed Company’s Financial Statements.

The assets and liabilities of the Absorbed Company shall be vested in the state in which they are (“as is”) on the Closing Date.

Pursuant to the provisions of the Business Combination Agreement, as set forth in SPAC Governing Document, the holders of SPAC Class A Shares have the right to redeem all or a portion of their SPAC Class A Shares in connection with the transactions contemplated by the Business Combination Agreement or otherwise (the “SPAC Shareholder Redemption”).

The Business Combination Agreement also provides for adjustment mechanisms of the Net Working Capital of the Absorbing Company (the “Adjustment”) to be implemented as of the close of business on the Closing Date (the “Adjustment Time”).

For the purposes of the transactions contemplated in this Agreement, the following assumptions regarding (i) the level of SPAC Shareholder Redemption and (ii) the Adjustment are made:

[●] [Note to draft: assumptions regarding redemption and adjustments to be further detailed.]

4.2	Transfer of Assets and Liabilities

[Note to draft: to be completed once the valuation work has been carried out and following exchanges with the merger appraiser]

4.2.1	Transferred Assets

In accordance with the assumptions made regarding the level of SPAC Shareholder Redemption [and the Adjustment] [Note: to be discussed: the adjustment will only affect the value of the absorbing company, not the value of the SPAC and should therefore not have an impact on the valuation of the assets contributed] in Section 4.1 above, the assets of the Absorbed Company to be transferred to the Absorbing Company include, as of [●](the date of the Absorbing Company’s financial statements used to set out the terms and conditions of the Merger), the following assets:

(in USD)	Gross value	Depreciation / Amortization	Net value
Fixed assets	[___]	[___]	[___]
incl. tangible assets	[___]	[___]	[___]
incl. intangible assets	[___]	[___]	[___]
[other relevant fixed assets subcategory]	[___]	[___]	[___]
Current assets	[___]	[___]	[___]
incl. accounts receivable	[___]	[___]	[___]
incl. cash	[___]	[___]	[___]
[other relevant current assets subcategory]	[___]	[___]	[___]
Total assets as of [30 June 2022]	[___]	[___]	[___]

4.2.2	Transferred Liabilities

In accordance with the assumptions made regarding the level of SPAC Shareholder Redemption [and the Adjustment] [Note: to be discussed: the adjustment will only affect the value of the absorbing company, not the value of the SPAC and should therefore not have an impact on the valuation of the assets contributed] in Section 4.1 above, the liabilities of the Absorbed Company to be transferred to the Absorbing Company include, as of [●](the date of the Absorbing Company’s financial statements used to set out the terms and conditions of the Merger), the following liabilities:

(in USD)	Net value
Provision for expenses	[___]
Financial borrowing and debts	[___]
Accounts payable	[___]
Tax and social security liabilities	[___]
[other relevant category of liabilities]	[___]
Other debts	[___]
Total liabilities as of [30 June 2022]	[___]

4.2.3	Net Assets

In accordance with the assumptions made regarding the level of SPAC Shareholder Redemption and Adjustment in Section 4.1 above, the value of the net assets of the Absorbed Company to be transferred to the Absorbing Company include, as of [●] (the date of the financial statements used to set out the terms and conditions of the Merger) is equal to:

(in USD)	Net value
Total assets as of [-]	[___]
Total liabilities as of [-]	[___]
Net assets as of [30 June 2022]	[___]

4.2.4	Adjustment of the Transferred Assets, the Transferred Liabilities and the Net Assets

As mentioned, in Section 4.1, the holders of SPAC Class A Shares will be enabled to exercise the SPAC Shareholder Redemption. The level of SPAC Shareholder Redemption, which will be known on [●], will impact the transferred assets, the transferred liabilities and the net assets.

As a consequence, the transferred assets, the transferred liabilities and the net assets will be adjusted and this Agreement will be amended to reflect the effective level of SPAC Shareholder Redemption. [Note to draft: to be discussed with the merger appraiser]

4.3	Par value - Exchange ratio – Remuneration of the Merger

[Note to draft: to be reviewed and discussed with the merger appraiser]

In order to facilitate the completion of the Merger, the Absorbing Company will effect the Share Split . On the date hereof, the Share Split is contemplated to result in the creation of [●] Ordinary Shares each with a par value of EUR [●] for each existing Ordinary Shares each with a par value of EUR [●].

This ratio is based on the following assumptions:

[●]

As a consequence, this ratio may be adjusted immediately prior to Closing and will result in an amendment to this Agreement.

[Note to draft: to be adjusted following discussions with the merger appraiser(s).]

The contributions described above shall be made in exchange for new Ordinary Shares of the Absorbing Company, created and issued as part of an increase of its share capital. The shares of the Absorbed Company will be cancelled and exchanged for Ordinary Shares newly issued by the Absorbing Company. The newly issued Ordinary Shares of the Absorbing Company will be deposited with [●] which will issue American Depositary Shares (the “ADS”), on the basis of [1] ADS for each [Ordinary Shares], which will be delivered to each shareholders of the Absorbed Company in the context of the Merger.

The exchange ratio (the “Exchange Ratio”) was calculated on the basis of the market values of the shares and the warrants of the Absorbed Company and the Absorbing Company, valued according to the criteria set forth in Exhibit 4.2.4, and the assumptions regarding the Adjustment described in Section 4.1.

According to the criteria set forth in Exhibit 4.2.4 hereto and the assumptions regarding the Adjustment described in Section 4.1, the exchange ratio is [-] shares of the Absorbing Company for 1 share of the Absorbed Company (the “Initial Exchange Ratio”).

As mentioned, in Section 4.1, the holders of SPAC Class A Shares will be enabled to exercise the SPAC Shareholder Redemption. The level of SPAC Shareholder Redemption, which will be known on [●], will not impact the Initial Exchange Ratio.

No later than [-] Business Days before Closing, the Initial Exchange Ratio will be adjusted to take into account the Adjustment. As a result, this Agreement will be amended to reflect the final Exchange Ratio). [Note to draft: to be discussed with the merger appraiser]

4.4	Adjustment

As described in Section 4.1, the Adjustment will be implemented as of the Adjustment Time as follows:

[Note to draft: to be discussed with the merger appraiser].

Pursuant to the provisions of the Business Combination Agreement, the Adjustment shall not give effect to the transactions contemplated by the Business Combination Agreement but shall treat any obligations in respect of Indebtedness, Company Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Adjustment Time.

4.5	Share Capital Increase

According to the Initial Exchange Ratio hereinabove mentioned, the Absorbing Company shall increase its share capital in an amount of up to EUR [-] and issue up to [-] new Ordinary Shares of EUR [-] each.

Subject to the completion of the Merger, the Absorbing Company’ share capital shall be increased by an amount of up to EUR [-], from EUR [-] to up to EUR [-] divided into up to [-] shares of EUR [-] each.

As mentioned, in Section 4.1, it is reminded that the holders of SPAC Class A Shares will be enabled to exercise the SPAC Shareholder Redemption. The level of SPAC Shareholder Redemption, which will be known on [●], will not impact the Initial Exchange Ratio but the amount of the share capital increase and the number of Ordinary Shares to be issued will reduced accordingly.

4.6	Merger premium

The difference between the net value of the assets contributed (that is up to EUR [-]) and the par value of the up to [-] shares to be newly issued by the Absorbing Company in the scope of the increase of its share capital mentioned above (that is up to EUR [-]), is equal to up to EUR [-], and will constitute a merger premium which will be recorded in the liabilities of the balance-sheet of the Absorbing Company and which will give rise to rights for the shareholders of the Absorbing Company.

By express agreement, it is noted that the shareholders of the Absorbing Company will be asked to authorize the Directeur Général to proceed with the allocation on the merger premium, in all or in part, of costs, rights and taxes resulting from the Merger.

[Note to draft: paragraph to be amended after discussions with the merger appraiser(s) to reflect the possible adjustment of the assets to be contributed as a result of the merger and the possible adjustment of the exchange ratio as contemplated under the BCA.]

4.7	Effective Time

The Parties agree that the Merger shall be effective on the second (2nd) Business Day following the satisfaction (or, if permitted under applicable Law, waiver) of the conditions precedent as set forth in Article 5.2 of this Agreement (the “Effective Time”).

4.8	Closing Date – Ownership

The terms of this Agreement have been previously agreed on by the Board of Directors of the Absorbing Company on [-] 2022.

A merger appraiser (commissaire à la fusion) has been appointed in connection with the Merger on [-] 2022 by decisions of the President of the Commercial Court of Paris on request of the Directeur Général of the Absorbing Company.

An extraordinary shareholders meeting of the Absorbing Company will be called to approve the Merger, in accordance with article L-236-1 and seq. of the French commercial code, at least thirty days (30) days following the last publication of this Agreement in the French bulletin of civil and commercial notices (Bulletin officiel des annonces civiles et commerciales) in which this proposed Merger is announced, for French purposes.

The Parties acknowledge that, among others, the following steps shall be carried out prior to the completion of the Merger:

(i)	the Absorbing Company shall file this Agreement with the clerk of the commercial court of Nanterre;

(ii)	the Absorbed Company shall file this Agreement, specifically the provisions of cl. 8 of this Agreement including all ancillary documents, with the Registrar of Companies of the Cayman Islands;

(iii)	the creditors of the Absorbing Company shall be entitled to file an opposition within thirty (30) days from the last publication of this Agreement in the French bulletin of civil and commercial notices (Bulletin officiel des annonces civiles et commerciales), in which this proposed Merger is announced;

(iv)	the clerk of the commercial court of Nanterre shall issue a certificate confirming that the absence of creditors’ opposition;

(v)	the clerk of the commercial court of Nanterre shall issue a pre-merger compliance certificate;

(vi)	the Absorbing Company shall file with the clerk of the commercial court of Nanterre (a) the amended version of this Agreement, and (b) the additional report of the merger appraiser, both reflecting the actual level of SPAC Shareholder Redemption as well as the Adjustment;

(vii)	completion documents shall be filed with the clerk of the commercial court of Nanterre (Agreement, bylaws of the Absorbing Company, pre-merger compliance certificate, copy of required legal publications, copy of the minutes of the shareholders meeting of the Absorbing Company ruling on the Merger;

(viii)	the clerk of the commercial court of Nanterre shall issue a final completion certificate (the “Final Completion Certificate”).

The Parties agree that the Merger shall be deemed completed at the Effective Time (the “Closing Date”).

With effect from the Effective Time, the ownership of all assets and liabilities of the Absorbed Company will be transferred to the Absorbing Company. With effect from the Effective Time, the Absorbing Company will be subrogated, in a general manner, to all the rights, shares, obligations and commitments of the Absorbed Company.

The Absorbing Company will have the benefit of the universality of the assets of the Absorbed Company as from the Effective Time. And, in accordance with Section 4.7, the results of all operations carried out by the Absorbed Company as from the Effective Time will be exclusively, as the case may be, to the benefit of or at the expense of the Absorbing Company, these operations being considered as carried out by the Absorbing Company.

4.9	Dissolution of the Absorbed Company

The Absorbed Company will cease to exist by the operation of law at the Effective Time.

No liquidation will be carried out as a result of the transfer to the Absorbing Company of all the assets and liabilities of the Absorbed Company.

5.	Charges And Conditions Of The Merger – Covenants

5.1	Charges and Conditions of the Merger

The Absorbing Company shall take the assets transferred by the Absorbed Company in the same state (“as is”) as they are with effect from the Effective Time, without being able to exercise any recourse against any of the Absorbed Company for any reason whatsoever.

As mentioned above, the transfer of the assets of the Absorbed Company is granted and accepted only in consideration of the Absorbing Company accepting the transfer of all liabilities of the Absorbed Company, as set forth in Section 4.2.2. In general, the Absorbing Company will assume all the liabilities of the Absorbed Company, as such liabilities will exist as from the Effective Time.

It is specified that the liabilities of the Absorbed Company as of [-], described in Section 4.2.2 is given for information purposes only and does not constitute an acknowledgement of debts for the benefit of alleged creditors who will be required, in any case, to claim their rights and to justify their title.

The amount of liabilities of the Absorbed Company as of [-], described in Section 4.2.2 is based on the following assumptions regarding the level of SPAC Shareholder Redemption:

[●]

[Note to draft: to be amended to reflect the fact that this valuation is based on assumptions regarding the redemption level.]

Finally, the Absorbing Company will assume the liabilities that would not have been recorded in the accounting books and transferred pursuant to this Agreement, as well as the liabilities having a cause prior to the Effective Time but which would be revealed after this date.

The Absorbing Company shall have all powers, as from the Effective Time, to initiate or defend itself against all pending or new legal proceedings, in lieu of the Absorbed Company and relating to the transferred assets and to receive or pay all sums due pursuant judicial awards or settlement agreements.

The Absorbing Company shall bear and pay, as from the Effective Time, all taxes, insurance premiums and contributions, as well as all charges of any kind, whether ordinary or extraordinary, that are or may be imposed on the transferred assets and rights and those that are or will be inherent to the operation or ownership of the transferred assets.

The Absorbing Company will perform, as of the from the Effective Time, all treaties, contracts and agreements entered into with anyone in connection with the operation of the transferred assets, all insurance against any risks, and will be subrogated in all rights and obligations resulting therefrom at its own risk, without recourse against the Absorbed Company.

The Absorbing Company shall comply with all laws, decrees, orders, regulations and practices relating to operations of the transferred assets and shall personally obtain any authorizations that may be required, in each case at its own risk.

The Absorbing Company shall be subrogated, as from the Effective Time, to all rights and obligations deriving from contracts of any kind, validly substituting the Absorbed Company before third parties in the operation of its activities. The Absorbed Company undertakes to, whenever necessary, carry out the steps for the transfer of such contracts.

5.2	Conditions precedent

Completion of the Merger is subject to the satisfaction of the following conditions precedent:

[Note to draft: to be completed on the basis of the BCA depending on the conditions precedent that will already have been satisfied]

5.3	Covenants

All covenants made by the Parties under Article 5 of the Business Combination Agreement are reiterated by each Party for the purposes hereof.

6.	representations and warranties

6.1	Representations and Warranties of the Absorbed Company

The Absorbed Company reiterates for the purposes hereof all representations and warranties made under Article 4 of the Business Combination Agreement.

6.2	Representations and Warranties of the Absorbing Company

The Absorbed Company reiterates for the purposes hereof all representations and warranties made under Article 3 of the Business Combination Agreement.

6.3	Tax representations of the Parties

6.3.1	Direct Taxes

In accordance with Section 4.7, the Merger will be effective from a tax perspective as from the Effective Time. As a result, the profit or loss realized since the Effective Time will be included in the taxable income of the Absorbing Company.

The Parties declare that the assets and liabilities of the Absorbed Company will be attributed to the Absorbing Company. Said assets and liabilities shall be recorded, for tax purposes, in the accounts of the Absorbing Company, with the same values that were recorded in the accounts of the Absorbed Company. The Absorbing entity states that it is subject to corporate income tax in its jurisdiction.

The Parties will comply with all applicable legal and tax provisions with respect to the declarations to be made for the payment of French and Cayman corporate income tax (where applicable) and all other taxes and duties resulting from the final completion of the Merger in the context set out below.

As a general matter, as from the Effective Time, the Absorbing Company will substitute itself to the Absorbed Company for the execution of all commitments and obligations of a tax nature relating to the assets transferred to it as a result of the Merger.

6.3.2	Tax Registration Fees

Pursuant to article 816 and seq. of the FTC, the Merger will be registered in France free of charge. As necessary, the Parties declare that the liabilities to be transferred should be affected in priority to tangible assets, receivables, securities and cash.

6.3.3	Other Taxes

As a general matter, the Absorbing Company will automatically be subrogated in all rights and obligations of the Absorbed Company relating to any and all taxes and fiscal obligations that may be imposed on it or result in any surplus or credit.

7.	miscellaneous

7.1	Legal Formalities

The Parties shall carry out the applicable legal formalities relating to the Merger in a timely manner.

7.2	Delivery of Titles

The Absorbed Company shall deliver to the Absorbing Company, on the Closing Date, the originals of the incorporation and amending documents of the Absorbed Company, as well as the accounting books and all contracts, records, exhibits or other documents relating to the transferred assets and rights.

7.3	Costs and Expenses

All costs, duties and fees relating to the Merger, as well as all those which will be the result and consequence thereof, will be borne by the Absorbing Company.

7.4	Election of Domicile

For the execution of the Agreement and its consequences, and for all services and notifications, the Parties, in their respective capacities, shall elect domicile at their respective registered offices.

7.5	Affirmation of Sincerity

The Parties affirm, under the penalties set forth in article 1837 of the French General Tax Code, that this Agreement expresses the full terms and conditions of the remuneration of the Merger as set forth herein and acknowledge that they have been informed of the penalties incurred in the event of any inaccuracy in such affirmation.

7.6	Governing Law – Jurisdiction

This Agreement shall be governed by and construed in accordance with French law, with the exception made to the applicable Cayman law provisions.

All disputes arising out of or in connection with this Agreement (including with respect to its negotiation, execution, validity, performance, interpretation, termination and post-termination obligations hereof) shall be submitted to the exclusive jurisdiction of the commercial court of Paris, France (tribunal de commerce de Paris).

7.7	Electronic Signature

This Agreement has been executed by means of an electronic signature process implemented by DocuSign in accordance with articles 1366 and seq. of the French civil code and with the Electronic Transactions Act (as revised) of the Cayman Islands. Each of the Parties acknowledges that it has received all the information required for the electronic signature of this Agreement and that it has executed this Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into this Agreement in this regard. This Agreement has been generated in the form of a single original and definitive digital version, a copy of which has been delivered to each of the Parties directly by the electronic signature process.

8.	Cayman islands plan of merger provisions

8.1	Registered Office

The registered office of the Surviving Company is at 46/48 avenue du Général Leclerc, 92100 Boulogne-Billancourt (France) and the registered office of the Constituent Company is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

8.2	Constituent Company Authorized Share Capital

Immediately prior to the Effective Time, the authorised share capital of the Constituent Company is US$ 55,000 and is divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the issued share capital of the Constituent Company is [25,300,000]1 Class A ordinary shares of a par value of US$0.0001 each and [5,750,000]2 Class B ordinary shares of a par value of US$0.0001 each (for the purposes of this clause 8, collectively the “Constituent Company Shares”).

8.3	Surviving Company Authorized Share Capital

Immediately prior to the Effective Time, the authorised share capital of the Surviving Company is US$[●] divided into [●] shares of par value US$[●] each and the issued share capital of the Surviving Company is EUR 9,035,224 and is divided into 9,035,224 shares with a nominal value of EUR 1 each, fully paid-up and divided into 821,728 class A preferred shares, 6,305,696 class B preferred shares, and 1,907,800 ordinary shares (for the purposes of this clause 8, together the “Surviving Company Shares”).

[1]	Convers to confirm
[2]	Convers to confirm

8.4	Effective Time

The date on which the merger shall be effective is the Effective Time.

8.5	Merger Consideration

The terms and conditions of the Merger, including the manner and basis of converting each Surviving Company Share into the requisite Constituent Company Share is set out in Section 2.2(g) of the Business Combination Agreement (which is attached as Exhibit 3.2). No Surviving Company Share shall be converted or otherwise compensated as a result of the Merger.

8.6	Rights and Restrictions Attaching to Surviving Company Shares

The rights and restrictions of the Surviving Company Shares are as set out in the amended and restated constitutional documents of the Surviving Company (the “Surviving Company Articles”) annexed at Exhibit 8.6 hereto.

8.7	Post-Merger Articles of Association

The existing Surviving Company governing documents shall amended and restated by their deletion in their entirety and substitution in their place of the Surviving Company Articles on [●].

8.8	No Director Benefits

No amounts or benefits have been paid, or are payable, to any director of any Party in connection with the Merger.

8.9	Directors

The names and addresses of the directors of the Surviving Company as follows:

(a)	[Name and Address];

(b)	[Name and Address]; and

(c)	[Name and Address].

8.10	Secured Creditors

8.10.1	The Constituent Company has no secured creditors and has not granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

8.10.2	The Surviving Company has no secured creditors and has not granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

8.11	Termination

This Plan of Merger may be terminated by the directors of either Party at any time prior to the Effective Time in accordance with Section 7.1 of the Business Combination Agreement (which is attached as Exhibit 3.2). This Plan of Merger may be amended by the directors of the Parties, in their sole discretion, in accordance with Section 8.3 of the Business Combination Agreement (which is attached as Exhibit 3.2).

8.12	Approval and Authorisation

8.12.1	This Plan of Merger has been approved by the board of directors of each of the Constituent Company and the Surviving Company pursuant to Section 233(3) of the Cayman Companies Act.

8.12.2	This Plan of Merger has been authorized by the shareholders of each of the Constituent Company and the Surviving Company pursuant to Section 233(6) of the Cayman Companies Act.

8.13	Governing law

This Plan of Merger may be executed in counterpart and shall be governed by, and construed in accordance with, the laws of the Cayman Islands. The Parties hereby agree to submit any dispute arising from the provisions of this clause 8 (insofar as they relate specifically to matters of Cayman Islands law) to the exclusive jurisdiction of the courts of the Cayman Islands

[signature page follows immediately]

On [-] 2022,

The Surviving Company:

By:
[___]
Represented by: [___], President, duly authorized for the purposes hereof

The Constituent Company:

By:
[___]
Represented by: [___], [title], duly authorized for the purposes hereof

EXHIBIT 2.1

Bylaws of the Absorbing Company

EXHIBIT 3.2

Business Combination Agreement

EXHIBIT 3.3(i)

Absorbing Company’s Financial Statements

EXHIBIT 3.3(ii)

Absorbed Company’s Financial Statements

EXHIBIT 4.2.4

Valuation criteria

EXHIBIT 8.6

Surviving Company Articles